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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              INITIAL SCHEDULE 13G

                    Under the Securities Exchange Act of 1934



                       Cognizant Technology Solutions Corp
--------------------------------------------------------------------------------
                                (Name of Issuer)
                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)
                                    192446102
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                November 30, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


                   [ X ]   Rule 13d-1(b)

                   [   ]   Rule 13d-1(c)

                   [   ]   Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                PAGE 1 OF 9 PAGES



-----------------------------------------                                        --------------------------------------
CUSIP No.   192446102                                      13G                   Page  2  of  9  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           John Hancock Mutual Life Insurance Company
           I.R.S. No. 04-1414660
---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY



---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Commonwealth of Massachusetts

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    Number of
     Shares                  -0-


                    -------- -------------------------------------------------------------------------------------------
   Beneficially        6     SHARED VOTING POWER
    Owned by
      Each                   -0-


                    -------- -------------------------------------------------------------------------------------------
    Reporting          7     SOLE DISPOSITIVE POWER
     Person
      With                   -0-


                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-


---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           None,  except  through its indirect,  wholly-owned  subsidiary,  John Hancock Advisers, Inc.

---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           See line 9, above.

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IC, IA, HC

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                PAGE 2 OF 9 PAGES




-----------------------------------------                                        --------------------------------------
CUSIP No.   192446102                                      13G                   Page  3  of  9  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           John Hancock Subsidiaries, Inc.
           I.R.S. No. 04-2687223
---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY



---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    Number of
     Shares                  -0-


                    -------- -------------------------------------------------------------------------------------------
   Beneficially        6     SHARED VOTING POWER
    Owned by
      Each                   -0-


                    -------- -------------------------------------------------------------------------------------------
    Reporting          7     SOLE DISPOSITIVE POWER
     Person
      With                   -0-


                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-


---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           None,  except  through its indirect,  wholly-owned  subsidiary,  John Hancock Advisers, Inc.

---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           See line 9, above.

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           HC

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                PAGE 3 OF 9 PAGES





-----------------------------------------                                        --------------------------------------
CUSIP No.   192446102                                      13G                   Page  4  of  9  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           The Berkeley Financial Group, Inc.
           I.R.S. No. 04-3145626
---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY



---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    Number of
     Shares                  -0-

                     -------- -------------------------------------------------------------------------------------------
   Beneficially        6     SHARED VOTING POWER
    Owned by
      Each                   -0-

                     -------- -------------------------------------------------------------------------------------------
    Reporting          7     SOLE DISPOSITIVE POWER
     Person
      With                   -0-

                     -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-


---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           None,  except  through its indirect,  wholly-owned  subsidiary,  John Hancock Advisers, Inc.

---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           See line 9, above.

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           HC

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                PAGE 4 OF 9 PAGES





-----------------------------------------                                        --------------------------------------
CUSIP No.   192446102                                      13G                   Page  5  of  9  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           John Hancock Advisers, Inc.
           I.R.S. No. 04-2441573

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY



---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    Number of
     Shares                  353,600

                     -------- -------------------------------------------------------------------------------------------
   Beneficially        6     SHARED VOTING POWER
    Owned by
      Each
                             -0-
                     -------- -------------------------------------------------------------------------------------------
    Reporting          7     SOLE DISPOSITIVE POWER
     Person
      With                   353,600

                     -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-


---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           353,600

---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           10.1%

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IA

---------- -------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                PAGE 5 OF 9 PAGES

         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Sec. 240.13d-7 for other parties for whom copies are to be sent.

      Attention:  Intentional misstatements or omissions of fact constitute
                  Federal criminal violations (See 18 U.S.C. 1001)

         Item 1(a)    Name of Issuer:
                      Cognizant Technology Solutions Corp

         Item 1(b)    Address of Issuer's Principal Executive Offices:
                      1700 Broadway
                      26th Floor
                      New York, NY   10019

         Item 2(a)    Name of Person Filing:
                      This filing is made on behalf of John Hancock Mutual Life Insurance Company ("JHMLICO"), JHMLICO's direct, wholly-owned subsidiary, John Hancock Subsidiaries, Inc. ("JHSI"), JHSI's direct, wholly-owned subsidiary, The Berkeley Financial Group, Inc. ("TBFG") and TBFG's wholly-owned subsidiary, John Hancock Advisers, Inc. ("JHA").

         Item 2(b)    Address of the Principal Offices:
                      The principal business offices of JHMLICO and JHSI are located at John Hancock Place, P.O. Box 111, Boston, MA 02117. The principal business offices of TBFG and JHA are located at 101 Huntington Avenue, Boston, Massachusetts 02199.

         Item 2(c)    Citizenship:
                      JHMLICO was organized and exists under the laws of the Commonwealth of Massachusetts. JHSI, TBFG and JHA were organized and exist under the laws of the State of Delaware.

         Item 2(d)    Title of Class of Securities:
                      Common Stock

         Item 2(e)    CUSIP Number:
                      192446102

         Item 3 If the Statement is being filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                      JHMLICO:     (c) (X) Insurance Company as defined in
                                           ss.3(a)(19) of the Act.

                                   (e) (X) Investment Adviser registered
                                           under ss.203 of the Investment
                                           Advisers Act of 1940.

                                   (g) (X) Parent Holding Company, in accordance
                                           with ss.240.13d-1(b)(ii)(G).

                      JHSI:        (g) (X) Parent Holding Company, in accordance
                                           with ss.240.13d-1(b)(ii)(G).

                      TBFG:        (g) (X) Parent Holding Company, in accordance
                                           with ss.240.13d-1(b)(ii)(G).

                      JHA:         (e) (X) Investment Adviser registered under
                                           ss.203 of the Investment Advisers Act
                                           of 1940.

                                PAGE 6 OF 9 PAGES

         Item 4       Ownership:

                     (a)    Amount Beneficially   Owned:  JHA has direct
                            beneficial ownership of 353,600 shares of Common Stock. Through their parent-subsidiary relationship to JHA, JHMLICO, JHSI and TBFG have indirect, beneficial ownership of these same shares.

                     (b)    Percent of Class:        10.1%

                     (c)    (i)    sole  power  to vote or to  direct  the
                                   vote:  JHA has sole  power to vote or direct
                                   the vote of the  353,600  shares  of  Common
                                   Stock  under  the  Advisory   Agreements  as
                                   follows:


                                                                 Date of
                                                   Number        Advisory
       Fund Name                                  of Shares      Agreement
       ---------                                  ---------      ---------

Maritime Life Discovery Fund                       7,300       May 11, 1994
Group Indosuez Funds, North American Smaller
Companies Portfolio                                7,500       May 20, 1997
John Hancock Variable Series Trust I -
Small Cap Growth Portfolio                        24,700       March 29, 1996
UFF Croissance Amerique                           15,200       July 2, 1996
John Hancock Emerging Growth Fund                294,800       December 2, 1996
John Hancock Small Capitalization Growth Fund        800       December 11, 1995
John Hancock V.A. Emerging Growth Fund             3,300       August 29, 1996


                (ii)   shared power to vote or to direct the vote:  -0-

                (iii)  sole power to dispose or to direct the disposition of:
                       JHA has sole power to dispose or to direct the disposition of the 353,600 shares of Common Stock under the Advisory Agreement noted in Item 4(c)(i) above.

                (iv) shared power to dispose or to direct the disposition of: -0-

         Item 5    Ownership of Five Percent or Less of a Class:
                   Not applicable.

         Item 6    Ownership of More than Five Percent on Behalf of Another
                   Person:
                   See Item 4.

         Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
                   See Items 3 and 4 above.

         Item 8    Identification and Classification of Members of the Group:
                   Not applicable.

         Item 9    Notice of Dissolution of a Group:
                   Not applicable.

         Item 10   Certification:
                   By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                PAGE 7 OF 9 PAGES



                                    SIGNATURE

         After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


                                                     John Hancock Mutual Life Insurance Company

                                                     By:      /s/John T. Farady
                                                              -----------------------------------
                                                     Name:    John T. Farady
Dated: December 10, 1998                             Title:   Senior Vice President & Treasurer



                                                     John Hancock Subsidiaries, Inc.

                                                     By:      /s/John T. Farady
                                                              -----------------------------------
                                                     Name:    John T. Farady
Dated: December 10, 1998                             Title:   Treasurer



                                                     The Berkeley Financial Group, Inc.

                                                     By:      /s/Susan S. Newton
                                                              -----------------------------------
                                                     Name:    Susan S. Newton
Dated: December 10, 1998                             Title:   Vice President



                                                     John Hancock Advisers, Inc.

                                                     By:      /s/Susan S. Newton
                                                              -----------------------------------
                                                     Name:    Susan S. Newton
Dated: December 10, 1998                             Title:   Vice President




                                PAGE 8 OF 9 PAGES





EXHIBIT A
                             JOINT FILING AGREEMENT

         John Hancock Mutual Life Insurance Company,  John Hancock Subsidiaries,
Inc., The Berkeley Financial Group and John Hancock Advisers, Inc. agree that the Initial Schedule 13G, to which this Agreement is attached, relating to the Common Stock of Cognizant Technology Solutions Corp is filed on behalf of each of them.


                                                     John Hancock Mutual Life Insurance Company


                                                     By:      /s/John T. Farady
                                                              -----------------------------------
                                                     Name:    John T. Farady
Dated: December 10, 1998                             Title:   Senior Vice President & Treasurer



                                                     John Hancock Subsidiaries, Inc.

                                                     By:      /s/John T. Farady
                                                              -----------------------------------
                                                     Name:    John T. Farady
Dated: December 10, 1998                             Title:   Treasurer



                                                     The Berkeley Financial Group, Inc.

                                                     By:      /s/Susan S. Newton
                                                              -----------------------------------
                                                     Name:    Susan S. Newton
Dated: December 10, 1998                             Title:   Vice President



                                                     John Hancock Advisers, Inc.

                                                     By:      /s/Susan S. Newton
                                                              -----------------------------------
                                                     Name:    Susan S. Newton
Dated: December 10, 1998                             Title:   Vice President



                                PAGE 9 OF 9 PAGES